Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, kurt.svendsen@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Second Quarter Results; Declares 2-for-1 Stock Split

•                  Quarterly sales increase nearly 10 percent on balanced professional and residential growth

•                  Net earnings per share for the quarter up 20 percent to a record $2.26

•                  Company raises full-year guidance

•                  Toro’s Board of Directors declares two-for-one stock split

BLOOMINGTON, Minn. (May 24, 2012) — The Toro Company (NYSE: TTC) today reported net earnings of $68.8 million, or $2.26 per share, on net sales of $691.5 million for its fiscal second quarter ended May 4, 2012.  In the comparable fiscal 2011 period, the company delivered net earnings of $60.3 million, or $1.88 per share, on net sales of $631.6 million.

For the first six months, Toro reported net earnings of $88.7 million, or $2.91 per share, on net sales of $1,115.3 million.  In the comparable fiscal 2011 period, the company posted net earnings of $77.5 million, or $2.41 per share, on net sales of $1,014.8 million.

“We delivered another quarter of strong sales and earnings growth, accelerated by our new product portfolio and the early start to spring and favorable weather conditions across much of the U.S.  Turf is growing - driving sales of residential mowing products, and golfers are playing more golf — contributing to revenue for golf courses and improving their ability to invest in new products,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Our golf, landscape and grounds, and micro irrigation businesses in the U.S. have had a very strong first six months, which has offset challenges in our international business created by the economic issues in Europe.”

“While a portion of our results was the benefit of an accelerated spring, we are hopeful the early start will extend the selling season and drive incremental sales,” said Hoffman.  “Our product line-up is strong, our core businesses are well positioned, and our investments in light construction, hardscapes and rental products will contribute to future growth.  We are raising our outlook for the year, even against a backdrop of a challenging sales environment in Europe, and an anticipated soft snowthrower pre-season ahead of us.”

The company now expects revenue growth for fiscal 2012 to be about 7 to 8 percent and net earnings to be about $4.30 per share, which includes the $0.15 to $0.20 negative earnings per share impact for investments related to the Astec and Stone product line acquisitions.

Toro also announced today that its Board of Directors has declared a two-for-one split of the company’s common stock, which will be effected in the form of a 100 percent stock dividend.  The stock dividend will be distributed June 29 to shareholders of record as of June 15.

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SEGMENT RESULTS

Professional

•                  Professional segment net sales for the second quarter totaled $455.9 million, up 9 percent from the prior year period.  Domestic sales of golf and grounds equipment increased on improved market conditions, and customers replacing aging equipment with new innovative products.  Shipments of landscape maintenance equipment were higher on improved contractor confidence and strength of new products.  Micro irrigation sales around the world increased on continued demand for precision irrigation solutions for agriculture.  International sales were down slightly in the quarter, primarily from a slowdown in demand for golf and grounds equipment in Europe.  For the first six months, professional segment net sales were $739.8 million, up 9.3 percent from the comparable fiscal 2011 period.

•                  Professional segment earnings for the second quarter totaled $98.7 million, up 15.3 percent from the prior year period.  For the first six months, professional segment earnings were $140.8 million, up 14 percent from the comparable fiscal 2011 period.

Residential

•                  Residential segment net sales for the second quarter totaled $231.9 million, up 10.6 percent from the prior year period.  Favorable weather accelerated the start of the spring goods selling season driving strong pre-season demand.  Shipments of walk power mowers were up on improved weather and new product introductions.  For the first six months, residential segment net sales were $369.5 million, up 11 percent from the comparable fiscal 2011 period.

•                  Residential segment earnings for the second quarter totaled $28.5 million, up 7.5 percent from the prior year period.  For the first six months, residential segment earnings were $41.1 million, up 8.5 percent from the comparable fiscal 2011 period.

OPERATING RESULTS

Gross margin for the second quarter was up 20 basis points to 34.0 percent due to manufacturing efficiencies, and realized pricing offsetting higher materials costs.  For the first six months, gross margin was down 20 basis points to 34.3 percent due to an unfavorable product mix.

Selling, general and administrative (SG&A) expense as a percent of sales improved 40 basis points for the second quarter to 18.6 percent.  The improvement in SG&A reflects further leveraging of costs over increased sales volumes.  For the first six months, SG&A expense improved 90 basis points as a percent of sales to 21.7 percent.

Operating earnings as a percent of sales increased 60 basis points to 15.4 percent for the second quarter, and was up 70 basis points to 12.6 percent for the year to date.

Interest expense for the second quarter was $4.2 million, equal with the prior year period.  For the first six months, interest expense totaled $8.6 million, up 3.5 percent from the same period last year.

The effective tax rate for the second quarter was 34.1 percent compared with 33.4 percent in the same period last year.  For the year to date comparison, the tax rate increased to 34 percent from 32.6 percent.  The increase in both periods was primarily the result of the expiration of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the second quarter totaled $272.8 million, down 2 percent from the prior year period, on a sales increase of 9.5 percent.  Net inventories were $250.8 million, down 3.5 percent from last year’s second quarter.  Trade payables were $196.4 million, down 3.1 percent compared with last year.

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About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

May 24, 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on May 24, 2012.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 4, 2012	April 29, 2011	May 4, 2012	April 29, 2011
Net sales	$691,485	$631,601	$1,115,320	$1,014,813
Gross profit	235,422	213,554	382,073	350,199
Gross profit percent	34.0%	33.8%	34.3%	34.5%
Selling, general, and administrative expense	128,922	120,199	241,552	229,643
Operating earnings	106,500	93,355	140,521	120,556
Interest expense	(4,165)	(4,186)	(8,593)	(8,302)
Other income, net	2,057	1,331	2,550	2,699
Earnings before income taxes	104,392	90,500	134,478	114,953
Provision for income taxes	35,574	30,250	45,737	37,421
Net earnings	$68,818	$60,250	$88,741	$77,532

Basic net earnings per share	$2.30	$1.92	$2.96	$2.45

Diluted net earnings per share	$2.26	$1.88	$2.91	$2.41

Weighted average number of shares of common stock outstanding — Basic	29,939	31,447	29,967	31,650

Weighted average number of shares of common stock outstanding — Diluted	30,480	32,020	30,481	32,228

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 4, 2012	April 29, 2011	May 4, 2012	April 29, 2011
Professional	$455,945	$418,284	$739,779	$676,564
Residential	231,897	209,632	369,505	332,925
Other	3,643	3,685	6,036	5,324
Total *	$691,485	$631,601	$1,115,320	$1,014,813

* Includes international sales of	$197,516	$201,896	$346,670	$340,647

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	May 4, 2012	April 29, 2011	May 4, 2012	April 29, 2011
Professional	$98,701	$85,606	$140,792	$123,525
Residential	28,518	26,539	41,126	37,907
Other	(22,827)	(21,645)	(47,440)	(46,479)
Total	$104,392	$90,500	$134,478	$114,953

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	May 4, 2012	April 29, 2011
ASSETS
Cash and cash equivalents	$82,572	$106,862
Receivables, net	272,819	278,491
Inventories, net	250,804	259,826
Prepaid expenses and other current assets	23,281	15,261
Deferred income taxes	62,209	59,535
Total current assets	691,685	719,975

Property, plant, and equipment, net	184,620	180,315
Deferred income taxes	—	2,140
Goodwill and other assets, net	153,049	150,097
Total assets	$1,029,354	$1,052,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$1,858	$2,478
Short-term debt	7	64
Accounts payable	196,382	202,588
Accrued liabilities	278,491	285,896
Total current liabilities	476,738	491,026

Long-term debt, less current portion	223,701	224,897
Deferred revenue	9,347	10,673
Deferred income taxes	1,380	—
Other long-term liabilities	7,614	7,391
Stockholders’ equity	310,574	318,540
Total liabilities and stockholders’ equity	$1,029,354	$1,052,527

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	May 4, 2012	April 29, 2011
Cash flows from operating activities:
Net earnings	$88,741	$77,532
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from affiliates	(2,802)	(2,239)
Provision for depreciation, amortization, and impairment losses	25,664	22,880
Stock-based compensation expense	5,031	3,975
Increase in deferred income taxes	(396)	(882)
Other	(121)	(11)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(126,215)	(131,433)
Inventories, net	(21,270)	(61,490)
Prepaid expenses and other assets	(5,066)	(4,012)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	125,929	113,611
Net cash provided by operating activities	89,495	17,931

Cash flows from investing activities:
Purchases of property, plant, and equipment	(21,905)	(25,925)
Proceeds from asset disposals	96	95
Investment in finance affiliate, net	(3,559)	(4,563)
Acquisitions, net of cash acquired	(9,663)	(12,060)
Net cash used in investing activities	(35,031)	(42,453)

Cash flows from financing activities:
Decrease in short-term debt	(922)	(776)
Repayments of long-term debt	(1,670)	(1,162)
Excess tax benefits from stock-based awards	6,879	2,339
Proceeds from exercise of stock options	13,268	11,248
Purchases of Toro common stock	(56,067)	(46,712)
Dividends paid on Toro common stock	(13,228)	(12,682)
Net cash used in financing activities	(51,740)	(47,745)

Effect of exchange rates on cash	(1,038)	1,763

Net increase (decrease) in cash and cash equivalents	1,686	(70,504)
Cash and cash equivalents as of the beginning of the period	80,886	177,366

Cash and cash equivalents as of the end of the period	$82,572	$106,862

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